Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 7, 2013 relating to the financial statements of Solitario Exploration & Royalty Corp. included in its Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ EKS&H LLLP

EKS&H LLLP

July 31, 2013

Denver, Colorado